SCHEDULE 14A
				   (RULE 14a)
		    INFORMATION REQUIRED IN PROXY STATEMENT
			    SCHEDULE 14A INFORMATION
	  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
			      EXCHANGE ACT OF 1934


Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement            [ ]  CONFIDENTIAL, FOR USE OF THE
							  COMMISSION ONLY (AS PERMITTED BY RULE
  14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12


				    AUTOLIV INC.
		(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Our date        March 12, 1999
Our ref         Gunnar Bark
Department      Chairman
Telephone       +46 (8) 587 20 600




Dear Stockholder,

It is my pleasure to invite you to the 1999 Annual Meeting of Stockholders of Autoliv, Inc. which will be held on Thursday, May 6, 1999 at Ingenjorshuset, Polhemssalen, Malmskillnadsgatan 46, Stockholm, Sweden, commencing at 4:00 p.m. local time.


Information regarding the matters to be voted upon at the meeting is contained in the formal notice of the meeting and proxy statement on the following pages.

It is important that your shares be represented at this meeting. Therefore, please mark, sign, date and return your proxy promptly in the enclosed envelope.

A public news release covering voting results will be available after the meeting.

The Autoliv, Inc. Annual Report for the fiscal year ended December 31, 1998, is being distributed to stockholders with this proxy statement.

Sincerely,




Gunnar Bark
Chairman of the Board
Autoliv, Inc.




NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Autoliv, Inc. (the "Company") will be held on Thursday, May 6, 1999, at Ingenjorshuset, Polhemssalen, Malmskillnadsgatan 46, Stockholm, Sweden, at 4:00 p.m. local time to consider and vote upon:

1. Election of three directors for a term of office expiring on the Annual Meeting of Stockholders in 2002 (see page 2)

2. Approval of an Amendment to the Company's 1997 Stock Incentive Plan (see page 9)

3. Ratification of the appointment of Ernst & Young AB as the Company's independent auditing firm for the fiscal year ending December 31, 1999 (see page 13)

4. Any other business that may properly come before the meeting and/or any adjournment thereof.

The close of business of March 8, 1999 has been fixed as the record date for the meeting. All stockholders of record at the close of business on that date are entitled to be present and vote at the meeting and/or any adjournment thereof.

Attendance at the annual meeting will be limited to stockholders of record, beneficial owners of Company common stock entitled to vote at the meeting having evidence of ownership, the authorized representative (one only) of an absent stockholder, and invited guests of management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization.

The meeting will be conducted pursuant to the Company's by-laws and rules of order prescribed by the Chairman of the meeting.

By order of the Board of Directors

March 12, 1999





Jorgen I. Svensson
Vice President for Legal Affairs,
General Counsel and Secretary





AUTOLIV, INC.
Box 70381, SE-107 24 Stockholm, Sweden

PROXY STATEMENT

	March 12, 1999

SOLICITATION OF PROXIES
This Proxy Statement is furnished in connection with the solicitation by the Company's Board of Directors (the "Board") of proxies for use at its Annual Meeting of Stockholders, to be held on Thursday, May 6, 1999, and at any adjournment thereof (the "1999 Annual Meeting" or the "meeting").

The shares represented by all properly executed and unrevoked proxies received in proper form in time for the meeting will be voted. Shares will be voted in accordance with stockholders' instructions in the accompanying proxy. If no instructions are given, the shares will be voted in accordance with the Board's recommendations, which are noted herein. Any proxy given may be revoked at any time before it is voted at the meeting.

Directors will be elected by a plurality of the votes of the shares present at the meeting in person or by proxy and entitled to vote thereon. Votes withheld as to one or more nominees will not be counted as votes cast for such individuals. Any other proposal brought before the meeting will be decided by a majority of votes represented at the meeting and entitled to vote thereat. Consequently, abstentions and broker non-votes (votes withheld by brokers in the absence of instructions from beneficial holders) are not counted for purposes of determining whether a proposal has been approved, but they are counted for purposes of establishing a quorum at the meeting.

The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of the Company's common stock of whom they have knowledge, and will reimburse them for their expenses in so doing; and certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or facsimile.

In addition, the Company has retained Shareholder Communications
Corporation to assist in the solicitation for a fee of $10,000 plus expenses, and WM-data AB for a fee of $47 per hour plus expenses.

1. ELECTION OF DIRECTORS
The Company's by-laws provide that the size of the Board shall be fixed from time to time exclusively by the Board. To the extent practicable, one-half of the directors are to be citizens of the United States and one-half of the directors are to be nationals of Sweden or member states of the European Union. The Board presently consists of eight members, divided into three classes. Directors in each class are elected on a rotating basis at the annual stockholders meeting at which the term for such class expires, for terms expiring at the third subsequent annual meeting of stockholders.

Listed below as nominees for election at the 1999 Annual Meeting for three-year terms are Wilhelm Kull, S. Jay Stewart and Roger W. Stone, whose present terms will expire at that time. Messrs. Kull, Stewart and Stone are presently serving as directors, and the Company has not been advised by either of them that they will not serve if elected.

THE BOARD RECOMMENDS A VOTE "FOR" THE NOMINEES FOR
DIRECTORS.


BOARD MEETING ATTENDANCE AND COMPENSATION OF
DIRECTORS
The Board met six times during the year ended December 31, 1998. All but one of the incumbent directors were present at all meetings of the Board and Board committees of which they were members.

Directors who are employees of the Company or any subsidiary thereof do not receive any compensation for service on the Board or Board committees. Non-employee directors receive for their services a retainer of $35,000 per year, plus a fee of $1,200 for each Board meeting attended.

In addition, non-employee directors who are chairmen of the Audit and Compensation Committees each receive additional annual retainers of $3,000; and all committee chairmen and members receive $800 for attendance at each meeting of their particular committees.

Non-employee directors who are elected or continuing as such at annual stockholders meetings also receive annual grants of shares of Company common stock with a market value of $15,000 at the time of grant.


NOMINEES FOR DIRECTORS AT THE MAY 1999 ANNUAL
MEETING
Wilhelm Kull, age 62, has been a director since May 1997 and until March 31, 1999, Chief Financial Officer of Autoliv, Inc. He has been Vice President and Chief Financial Officer of Autoliv AB since 1975, when the company under the name Granges Weda was a subsidiary of Granges AB, a publicly listed company. Mr. Kull served as the Deputy Chief Financial Officer of Granges AB from 1969 to 1974. Prior to that Mr. Kull worked for five years at a certified public accounting firm in Sweden. He holds a B.S. degree in business and an M.B.A. from the University of Colorado in the United States.

S. Jay Stewart, age 60, has been a director of Autoliv, Inc. since May 1997. He has served as Chairman and Chief Executive Officer of Morton since
April 1994 and has been a director of Morton since 1989. Mr. Stewart was President and Chief Operating Officer of Morton from 1989 through March 1994. In addition, he is a director of Household International, Inc. Mr. Stewart holds a B.S. degree in Chemical Engineering from the University of Cincinnati and an M.B.A. degree from West Virginia University.

Roger W. Stone, age 64, has been a director of Autoliv, Inc. since May 1997. He served until 1998 as Chairman of the Board (since 1983),
President (since 1975), and Chief Executive Officer (since 1979) of Stone Container Corporation, a multinational producer and marketer of pulp, paper and packaging products. Mr. Stone is now President and Chief Executive Officer of Smurfit Stone Container Corporation. He has been a director of Morton since 1989 and has also been a director of McDonald's Corporation and Option Care, Inc. He is a graduate of the University of Pennsylvania Wharton School of Finance.


INCUMBENT DIRECTORS - TERMS EXPIRING AT THE 2000
ANNUAL MEETING
Gunnar, Bark, age 59, Chairman and until January 31, 1999, CEO of the Company, was elected a director of Autoliv AB and appointed Chairman of the Autoliv AB Board in March 1997. Mr. Bark had previously served as President and Chief Executive Officer of Autoliv AB and as a member of the Autoliv AB Board from 1982 until he retired from his position as President of Autoliv AB and member of the Autoliv AB Board in April
1996 and as Chief Executive Officer of Autoliv AB in August 1996. Mr. Bark serves as Chairman of Allgon AB and of Spectra-Physics AB. Mr.
Bark has a Master of Science in Engineering Physics from the Royal Institute of Technology (KTH) in Stockholm. The Chalmers Institute of Technology in Gothenburg has awarded him the title of Honorary Doctor of Engineering.

Per Welin, age 62, has been a director of Autoliv, Inc. since May 1997 and of Autoliv AB since 1995. Mr. Welin has served as Executive Vice
President and director of the investment company L-E Lundberg-foretagen
AB since 1991 and until 1998 and as Chairman of Board of L-E Lundberg-foretagen AB since 1998. He also holds the position of director of Allgon AB, MoDo AB, Ostgota Enskilda Bank and NCC AB. Mr. Welin has a
Master of Science in Engineering Physics from the Chalmers Institute of Technology in Gothenburg, from which he also holds a licentiate of engineering degree in applied thermo- and fluid dynamics. He also holds an M.B.A. from the Gothenburg School of Economics.


INCUMBENT DIRECTORS - TERMS EXPIRING AT THE 2001
ANNUAL MEETING
Per-Olof Aronson, age 68, has been a director of Autoliv, Inc. since May 1997. He was a director of Autoliv AB from Autoliv's initial public offering in 1994. Mr. Aronson has worked in the aluminum company Granges AB since 1956, where he has held various senior executive positions, including three years as Technical Director and 11 years as President and Chief Executive Officer. Mr. Aronson is now Vice Chairman of Granges. Mr.
Aronson holds a graduate degree in Chemical Engineering from the Royal Institute of Technology (KTH) in Stockholm.

Lars Westerberg, age 50, has been a director of Autoliv, Inc. since February 10, 1999, and President and Chief Executive Officer of Autoliv, Inc. since February 1, 1999. From 1994 until he assumed his positions with Autoliv, he was President and Chief Executive Officer of Granges AB, a Swedish-based aluminum and plastics company listed on the Stockholm Stock
Exchange. From 1991 until 1994 he held the same positions at the publicly-traded welding machine company Esab AB. He started his employment at Esab in 1984 and held several executive positions, including President of Esab's North American subsidiary. Mr. Westerberg holds a Masters Degree in Electrical Engineering from the Royal Institute of Technology (KTH) in Stockholm and a M.B.A from the University of Stockholm.

Walter Kunerth, age 57, has been a director of Autoliv, Inc. since August 25, 1998. Professor Kunerth is a Senior Advisor to the investment banking group Lazard Freres, Vice President of DIN (the German Institute for Standardization) and a member of the senate of the Fraunhofer Society for Applied Research. He is also a member of the Supervisory Board of Gildemeister AG and Chairman of the Supervisory Boards of Gotz AG and Basler AG. For more than 20 years, professor Kunerth held various top executive positions at Siemens AG in Germany, including member of Siemen's Corporate Executive Board (1993-97), President of Siemen's Automotive Systems Group (1988-93) and head of Siemen's Automotive Electronics Division. He holds a graduate degree in Engineering from the University of Stuttgart and has been named Honorary Professor by the university.


COMMITTEES OF THE BOARD
There are three standing committees of the Board: the Audit Committee, Compensation Committee and Nominating Committee.

The Audit Committee recommends to the Board the independent auditors to be selected to audit the Company's annual financial statements and reviews the fees charged for such audits and for any special assignments given such auditors. The committee also reviews the annual audit and its scope, including the independent auditors' letter of comments and management's responses thereto; possible violations of the Company's business ethics and conflicts of interest policies; any major accounting changes made or contemplated; and the effectiveness and efficiency of the Company's internal audit staff. In addition, the committee confirms that no restrictions have been imposed by Company personnel on the scope of the independent auditors' examinations. Members of this committee are Messrs. Welin (Chairman), Aronson, Kunerth and Stewart. The committee met three times in 1998.

The Compensation Committee advises the Board of the Company with respect to the compensation to be paid to the directors of the Company and approves and advises the Board with respect to the terms of contracts to be entered into with the senior executives of the Company. The Committee also administers the Company's stock incentive plan. Members of this committee are Messrs. Stewart (Chairman), Aronson, Stone and Welin. The committee met three times in 1998.

The Nominating Committee nominates new members of the Board of the Company and also of the subsidiaries of the Company. This committee consists of all the members of the Board of the Company. The committee met once in 1998.


VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
On March 8, 1999, the record date for the 1999 Annual Meeting, there were 102,313,365 shares of common stock outstanding, each entitled to one vote. Only stockholders of record on that date will be entitled to vote at the meeting. The Company has no other class of equity securities outstanding. As of the date of this proxy statement, no stockholder was known to the Company to beneficially own more than 5% of the Company's common stock.

The following table shows the Company's common stock beneficially owned as of March 8, 1999 by each present director and each executive officer named in the Summary Compensation Table on page 7; and by all present directors and executive officers of the Company as a group. Each named person has sole voting and investment power with respect to the shares shown.

Shares beneficially owned                     1
	Per-Olof Aronson                  4,398
	Gunnar Bark                      25,000
	Claes Humbla                          0
	Wilhelm Kull                          0
	Walter Kunerth                        0
	Benoit Marsaud                        0
	S. Jay Stewart                   68,885
	Roger W. Stone                    1,932
	Jorgen I. Svensson                    0
	Per Welin                           398
	Lars Westerberg                  19,000

	All directors, nominees and
	executive officers as a group   120,213

1 All amounts shown represent less than 1% of the outstanding shares of the Company.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION
The Compensation Committee is comprised exclusively of directors who are not and have never been Company employees. No Company executive officer serves on the compensation committee of another company for which any member of the Company's Compensation Committee serves as an executive officer.


EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board (the "Committee") advises the Board regarding senior officers' compensation and administers the Company's cash and stock incentive compensation strategy. The purpose of this plan and the objectives of the Committee are to:

- provide competitive compensation programs so as to be able to attract, retain and motivate top management talent,

- pay for performance, motivating both long- and short-term performance on behalf of Company stockholders,

- place greater emphasis on at-risk incentive compensation than on fixed salaries, particularly for senior executives,

- base the incentive compensation of business unit or subsidiary executives on the performance of their operations, while including a component which recognizes overall Company performance, and

-       join shareholder and management interests.

To further these objectives, the compensation of senior executive officers includes three components: (1) base salaries, (2) annual bonus programs, and (3) a stock incentive program.

The Committee has consulted with an independent compensation consulting firm for advice in regard to the total compensation of the Company's senior executive officers.

BASE SALARIES
The Committee recommends salaries for senior executive officers based on data on competitive salaries received from independent compensation consultants, position and individual performance.

ANNUAL BONUS PROGRAMS
The Committee determined annual bonus payments for 1998 based on performance during 1998. Under the annual bonus program applicable to senior executive officers, award levels may range from zero to 56% of their base salaries as of the beginning of the performance periods depending on salary grade and attainment of Company and applicable business unit and subsidiary profit targets as approved by the Committee. Based on these factors and the terms of such annual bonus programs, the Committee approved bonus payments to senior executive officers varying from 0 % to 56% of their base salaries.

STOCK INCENTIVE PLAN
In 1998, the Committee authorized stock option grants to selected officers of the Company and its subsidiaries and stock appreciation rights ("SARs") payable in cash to the senior executive officers of the Company located in Sweden with the exception of the Chairman and Chief Executive Officer.
All SARs ever granted under the Autoliv, Inc. 1997 Stock Incentive Plan
(the "Plan") have been converted into stock options with identical exercise price and terms and conditions as a result of certain changes which occurred in the Swedish tax legislation in 1998. All options and rights granted in 1998 are for 10 year terms with an exercise price equal to the market price on the date of grant, and become exercisable after one year of continued employment following the grant date. Executive officers received option or right grants in February, April and July 1998 ranging from 4,000 shares to 100,000 shares (see "Option/SAR Grants in Last Fiscal Year").

CHIEF EXECUTIVE OFFICER
The compensation for the period May 1, 1998 to May 1, 1999 of the Company's Chairman and Chief Executive Officer, Mr. Gunnar Bark, was determined based on information on competitive compensation levels received from an independent compensation consultant.

In July 1998, the Committee approved a stock option grant of 100,000 shares of common stock of the Company to Mr. Bark, and cash compensation at an annual rate of SEK 6,500,000 (USD 817,713). The cash compensation ceased being payable upon Mr. Bark's resignation as Chief Executive Officer of the Company in February 1999.


LIMITATION ON DEDUCTIBILITY OF CERTAIN COMPENSATION
Section 162 (m) of the Internal Revenue Code (the "Code") generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officers and the four other most highly compensated executive officers that is not "performance-based" (as defined in the Code). It is the Committee's general policy to avoid the loss of tax deductibility whenever compliance with Section 162 (m) would be consistent with the Company's incentive compensation objectives.

Consequently, the employee incentive compensation programs in which the Company's most highly compensated officers participate have been structured to comply with the Code's definition of performance-based compensation. To qualify as performance-based under the Code, compensation payments must be made pursuant to a plan that is administered by a committee of outside directors and must be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the Committee must certify that the performance goals were achieved before payments can be awarded.

Notwithstanding its general policy, however, the Committee retains the discretion to authorize incentive payments that may not be deductible if it believes that doing so would be in the best interest of the Company and its stockholders.

S. Jay Stewart, Chairman
Per-Olof Aronson
Roger W. Stone
Per Welin


STOCK PERFORMANCE GRAPH (1) (2)
The following graph compares the cumulative stockholder returns on the Company's common stock with Standard & Poors 500 Index and Standard
& Poors Automobiles Index.

GRAPH


EDGAR representation of data used in printed graphic.


1997:                   May 1       July 1         Oct 1        Dec 31
Autoliv, Inc.           $35.5        $39.5         $43.2         $32.8
S&P 500 Index           $35.5        $39.6         $42.5         $43.1
S&P Automobiles Index   $35.5        $37.4         $44.2         $44.2

1998:                March 27      June 26        Sep 25        Dec 31
Autoliv, Inc.           $32.1        $32.1         $30.1         $37.2
S&P 500 Index           $46.3        $47.9         $44.2         $52.1
S&P Automobiles Index   $53.1        $64.5         $55.2         $64.4

1) Public trading of the Company stock began on May 1, 1997 on the New York Stock Exchange and on May 2, 1997 on the Stockholm Stock
Exchange in the form of Swedish Depositary Receipts. Consequently, the period covered on the graph is limited to the Company's returns from May
1, 1997 through December 31, 1998.

2) Dividends at a rate of $0.66 per share of common stock were paid during the period and are included in the cumulative return on the Company's common stock


SUMMARY COMPENSATION TABLE
(USD) (1)


			Annual Compensation     Long-Term                                               All Other
			Compensation            Compensation
Name and Principal      Fiscal year     Salary  Bonus (2)       Other Annual    Securities Underlying   (3)
Function                                                        Compensation    Options
Gunnar Bark             1998            733,845 0               0               100,000                 374,260
Chairman and            1997            388,149 0               0               0                     3,031,052
Chief Executive         1996            450,110 146,520         0               0                       182,344
Officer

Wilhelm Kull            1998            339,665 190,659         0               15,170
Chief Financial         1997            284,642 315,940         0               20,000
Officer                 1996            163,516 21,832          0               0

Benoit Marsaud          1998            229,241 136,839         0                4,000
Vice President          1997            217,501 111,305         0               0
Manufacturing,          1996            235,125 107,895         0               0
President Autoliv
France

Claes Humbla            1998            154,107 48,748          0                7,670
Vice President          1997            153,099 181,408         0                5,500
Human Resources         1996            144,762 21,832          0               0

Jorgen Svensson         1998            138,382 45,496          0                7,670
Vice President          1997            130,250 151,650         0                5,200
Legal Affairs,          1996            82,637  21,832          0               0
General Counsel
and Secretary

(1) The amounts contained in the table below were paid either in Swedish Krona or French Francs.
All amounts have been converted to dollars using the following exchange rates:
1998 - 1 USD = 7.949 SEK, 1 USD = 5.889 FRF; 1997 - 1 USD = 7.729 SEK,
1 USD = 5.931 FRF; 1996 - 1 USD = 6.705 SEK, and 1 FRF = 1.31 SEK

(2)     The bonuses for 1997 included a one-time stay and performance bonus.

(3) The amount for 1998 consists of pension from Autoliv AB. The amount for 1997 consists of the value of 25,000 shares of common stock of the Company when granted in August 1997, a lump sum cash amount to partially offset the tax payable in connection with the stock grant and a pension payment from Autoliv AB and a consultancy fee of $1,293,828 paid by Autoliv AB to Kanoe AB, a company controlled by Mr. Bark, for services when Mr. Bark was not employed by Autoliv AB or the Company. The amount for 1996 consists of board fees received from Autoliv AB subsidiaries in the US and France.


OPTION/SAR GRANTS IN LAST FISCAL YEAR



		    Individual Grants             (1) (2)          Expiration      Potential Realizable Value
		  Number of     % of  Total       Exercise         Date            at assumed Annual Rates
Name and          Securities    Options /SAR      or Base                           of Stock Price Appreciation
Principal         Underlying    Granted           Price                             for Option Term (3)
Function          Options/SAR   to Employees      (per share)                          5%               10%
		  Granted       in Fiscal year
Gunnar Bark           100,000         29.02           $32.05        July 1, 08      $2,015,000      $4,723,000

Chairman and
Chief Executive
Officer

Wilhelm Kull           15,170          4.41           $33.59      April 21, 08        $320,390        $840,956
Chief Financial
Officer

Benoit Marsaud          4,000          1.17           $31.07         Feb 4, 08         $78,160        $198,080
Vice President
Manufacturing

Claes Humbla            7,670          2.23           $31.07         Feb 4, 08        $149,872        $379,818
Vice President
Human Resources

Jorgen Svensson         7,670          2.23           $31.07         Feb 4, 08        $149,872        $379,818
Vice President
Legal Affairs,
General Counsel
and Secretary

(1) The options and SAR's granted will become exercisable in February, April and July 1999.

(2) In 1998 all executive officers of the Company as a group received 156,180 options, and all employees of the Company (other than executive officers) as a group received 188,470 options.

(3) The amounts shown in these two columns represent potential realizable values using the converted options and exercise prices. The assumed rates of stock price appreciation are set by SEC rules and are not intended to forecast the future appreciation of the Company's common stock.


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
VALUES*



Name                            Number Of Securities Underlying         Value Of Unexercised In-The-Money
				Unexercised Options/SARs                Options/SARs At Fiscal Year-End ($)
				At fiscal Year-End                      Exercisable/Unexercisable
				Excercisable/Unexercisable
Gunnar Bark                     0/100,000                               0/514,000
Chairman and
Chief Executive Officer

Wilhelm Kull                    20,000/15,170                           28,800/54,612
Chief Financial Officer

Benoit Marsaud                  0/4,000                                 0/24,480
Vice President Manufacturing

Claes Humbla                    5,500/7,670                             7,920/46,940
Vice President Human Resources

Jorgen Svensson                 5,200/7,670                             7,488/46,940
Vice President Legal Affairs,
General Counsel and Secretary


CHANGE OF CONTROL SEVERANCE AGREEMENTS
Messrs. Humbla and Svensson named in the Summary Compensation Table have change of control severance agreements with the Company
("agreements") which were originally effective until December 31, 1998 and are automatically extended annually for additional 1-year periods unless notice to the contrary is given. The agreements are otherwise terminable during their periods of effectiveness only by termination of the executives' employment. Such termination in connection with a change in control of the Company (as defined in the agreements) will entitle an executive to benefits under the agreements. In the event that during the two-year period following a change of control, the executive terminates the executive's employment for Good Reason (as defined in the agreements) or, during the 30-day period commencing one year after the change of control, for any reason, or the Company terminates the executive's employment without cause (as defined in the agreements), the executive would be entitled to receive an immediate lump sum payment in an amount equal to between two and half and three times the sum of (i) such executive's then current annual salary, (ii) the average of the bonuses received for the two most recent fiscal years and (iii) the taxable value of the benefit of a company car.


PENSION PLANS
The Company has paid pension benefit premiums for Messrs. Kull, Humbla and Svensson in accordance with customary Swedish practice. Normal retirement age is the age of 65. Mr. Kull has an agreement allowing retirement at the age of 63 and Mr Humbla at the age of 62. Pursuant to such agreements, in 1995 Autoliv AB paid pension insurance premiums to ensure pension benefits would be paid to Messrs. Kull and Humbla for the period from the date of the executive's retirement until the normal retirement age of 65.

Senior Executive Officers of the Company have the right to retire at the age of 62 with pension benefits amounting to 60 percent of the base salary at retirement. This benefit will start to accrue at the age of 50.



2. APPROVAL OF THE AMENDMENT TO THE COMPANY'S 1997
STOCK INCENTIVE PLAN (THE "AMENDMENT")
The Company's 1997 Stock Incentive Plan, which was approved by stockholders at the 1998 Annual Meeting of Stockholders, provides that an aggregate of 800,000 shares of the Company's common stock, plus the number of shares issuable in connection with the exchange of "old" Morton International, Inc. options for options in the stock of the Company, be reserved for issuance under the Plan. The Board has determined it necessary to amend the Plan to reserve an additional two million shares of the Company's common stock for issuance under the Plan.

The Board has approved and recommends stockholder approval of such Amendment to the Plan in the belief that grants and awards of cash and stock thereunder (collectively, "awards") will assist Company Management to attract, retain and provide appropriate incentives to key personnel. In addition, approval by stockholders will enable certain awards to qualify as "performance-based compensation" not subject to the limitations on deductibility of executive compensation in excess of $1 million contained in
Section 162 (m) of the Internal Revenue Code.

The Plan was approved by the Board on April 30, 1997 subject to approval by the stockholders of the Company which was received at the 1998 Annual Meeting of Stockholders. The following summary of the Plan, as amended, is qualified in its entirety by reference to the complete text of the Plan and the Amendment, copies of which can be obtained from the Company by any stockholder upon written request. References herein to the "Plan" shall mean the Plan as it is proposed to be amended unless the context requires otherwise.

The Plan is intended to promote the long term financial interests and growth of the Company by (a) attracting and retaining executive personnel, (b) motivating executive personnel by means of growth-related incentives, (c) providing incentive compensation opportunities that are competitive with those of other major corporations, and (d) furthering the identity of interests of participants with those of the stockholders of the Company.

The Plan is intended to comply with the requirements of Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934, as amended. In addition, the Plan is intended to provide performance-based compensation so as to be eligible for compliance with Section 162(m) ("Section 162(m)") of the Code which, generally, limits the deduction by an employer for compensation of certain covered officers ("Covered
Employees"). Under Section 162(m), certain compensation, including compensation based on the attainment of performance goals, may be disregarded for purposes of this deduction limit if certain requirements are met. Among the requirements for compensation to qualify for this exception is that the material terms pursuant to which the compensation is to be paid disclosed to and approved by the stockholders in separate vote prior to the payment. Accordingly, if the Plan is approved by stockholders and the other conditions of Section 162(m) relating to performance-based compensation are satisfied, compensation paid to Covered Employees pursuant to the Plan will not fail to be deductible under Section 162(m).

General
The Plan is administered by The Compensation Committee of the Board.
The Plan provides for the granting of awards to such key employees of the Company and its affiliates as the Compensation Committee may select from time to time. At present approximately 180 employees are eligible to participate in the Plan.

Currently, an aggregate of 800,000 shares of the Company's common stock ("Company Stock"), plus the number of shares issuable in connection with the exchange of "old" Morton International, Inc. options for options in the stock of the Company, is reserved for issuance under the Plan, subject to adjustment as described below. If stockholder approval is received for the Amendment, the Plan, as amended, will provide for the reservation of 2,800,000 shares of Company Stock, plus the number of shares issuable in connection with the exchange of "old" Morton International, Inc. options for options in the stock of the Company, subject to adjustment as described below. Such shares may be authorized but unissued Company Stock or authorized and issued Company Stock held in the Company's treasury or a combination thereof. Generally, shares subject to an award that remain unissued upon expiration or cancellation of the award will be available for other awards under the Plan. The total number of shares of Company Stock subject to awards (including awards paid in cash but denominated as shares of Company Stock) granted to any Participant in the Plan during any calendar year may not exceed 600,000. In the event that the Compensation Committee determines that any recapitalization, reorganization, spin off, stock split, combination or other increase or reduction in the number of issued shares of Company Stock affects such Company Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants in the Plan, then the Compensation Committee may make such equitable changes or adjustments as it deems necessary to the number and kind of shares of Company Stock which may thereafter be issued in connection with awards, the limit on individual awards, the number and kind of shares of Company Stock subject to each outstanding award, and the exercise price of each award.

Awards under the Plan may be made in the form of (a) Incentive Stock Options, (b) Non-Qualified Stock Options (Incentive and Non-Qualified Stock Options are collectively referred to as "options"), (c) stock appreciation rights, (d) Restricted Stock, and (e) Other Awards.

Administration
The Plan is administered by the Compensation Committee. The
Compensation Committee will, at all times, consist of two or more persons, each of whom is an "outside director" within the meaning of Section 162(m) and a "disinterested person" within the meaning of Rule 16b-3. The Compensation Committee is authorized, among other things, to interpret and implement the provisions of the Plan, to select the persons to whom awards will be granted, to determine the terms and conditions of such awards and to make all other determinations deemed necessary or advisable for the administration of the Plan.

Awards under the Plan
Stock Options
Options granted pursuant to the Plan will be exercisable at such time or times as the Compensation Committee determines. The purchase price per share payable upon the exercise of an option (the "option exercise price") will be established by the Compensation Committee; provided, however, that in the case of an Incentive Stock Option, the option exercise price may be no less than the fair market value of a share of Company Stock on the date of grant and in the case of a Non-Qualified Stock Option the option exercise price may be no less than the par value of a share of Company Stock. The option exercise price is payable by any one of the following methods or a combination thereof, to the extent permitted by the Compensation Committee: (a) cash; (b) check, bank draft or money order;
(c) by surrender of shares of Company Stock having a fair market value on the date of the exercise equal to the option exercise price; or (e) by any other consideration.

Stock Appreciation Rights
Stock appreciation rights may be granted in connection with all or any part of, or independently of, any option granted under the Plan. A stock appreciation right granted independently of any option will be subject to the same vesting rules as described above for options. A stock appreciation right granted in tandem with any stock option will be exercisable only when and to the extent the option to which it relates is exercisable. The grantee of a stock appreciation right has the right to surrender the stock appreciation right and receive from the Company, in cash, an amount equal to the excess of the fair market value of a share of Company Stock in respect of which such stock appreciation right is being exercised.

Restricted Stock
The Compensation Committee may grant restricted shares of Company
Stock to such persons, in such amounts, and subject to such terms and conditions (including the attainment of performance goals) as the Compensation Committee may determine in its discretion except for restrictions on transfer and such other restrictions as the Compensation Committee may impose, participants will have all the rights of a stockholder with respect to the restricted stock. Unless the Compensation Committee determines otherwise, termination of employment during the restricted period will result in the forfeiture by the participant of all shares still subject to restrictions.

Other Awards
Other cash awards and awards valued in whole or in part by reference to, or otherwise based on, Company Stock may be granted either alone or in addition to other awards under the Plan. Subject to the provisions of the Plan, the Compensation Committee has the sole and complete authority to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Company Stock to be granted pursuant to such Other Awards and all other conditions of such Other Awards. Participants may elect to defer all or a portion of such Other Awards in accordance with procedures established by the Compensation Committee. The Compensation Committee may, in its discretion, make awards with terms and conditions different from those specified in the Plan to participants who are employed outside of the United States or who are foreign nationals.

Other Features of the Plan
In the event of a Change in Control (as defined in the Plan), all outstanding awards will become fully vested and/or immediately exercisable.

The Board or the Compensation Committee may suspend, revise, terminate or amend the Plan at any time; provided, however, that no such action may, without the consent of a participant, reduce the participants' rights under any outstanding award.

New Plan Benefits
Inasmuch as awards under the Plan will be granted at the sole discretion of the Compensation Committee, it is not possible to determine the awards that will be made thereunder for 1999. See "OPTION/SAR GRANTS IN LAST
FISCAL YEAR" for the name, position and grant information for Plan participants who were granted awards under the Plan for 1998.

Certain Federal Income Tax Consequences
The following discussion is a brief summary of the principal United States Federal income tax consequences under current Federal income tax laws relating to awards under the Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.


Non-Qualified Stock Options
An optionee will not recognize any taxable income upon the grant of a Non-Qualified Stock Option. The Company will not be entitled to a tax deduction with respect to the grant of a Non-Qualified Stock Option. Upon exercise of a Non-Qualified Stock Option, the excess of the fair market value of the Company Stock on the exercise date over the option exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. The Company will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee's tax basis for the Company Stock received pursuant to the exercise of a Non-Qualified Stock Option will equal the sum of the compensation income recognized and the exercise price.

In the event of a sale of Company Stock received upon the exercise of a Non-Qualified Stock Option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss.

Incentive Stock Options
An optionee will not recognize any taxable income at the time of grant or timely exercise of an Incentive Stock Option and the Company will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an Incentive Stock Option may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to the Company, if the Incentive Stock Option is not exercised on a timely basis (generally, while the optionee is employed by the Company or within 90 days after termination of employment) or if the optionee subsequently engages in a "disqualifying disposition," as described below.

A sale or exchange by an optionee of shares acquired upon the exercise of an Incentive Stock Option more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the Incentive Stock Option will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain (or loss) to the optionee. If such sale or exchange takes place within two years after the date of grant of the Incentive Stock Option or within one year from the date of transfer of the Incentive Stock Option shares to the optionee, such sale or exchange will generally constitute a "disqualifying disposition" of such shares that will have the following results: any excess of (a) the lesser of (i) the fair market value of the shares at the time of exercise of the Incentive Stock Option and (ii) the amount realized on such disqualifying disposition of the shares over (b) the option exercise price of such shares, will be ordinary income to the optionee, subject to applicable withholding taxes, and the Company will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by the Company.

Restricted Stock
A grantee will not recognize any income upon the receipt of Restricted
Stock unless the holder elects under Section 83(b) of the Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the Restricted Stock at the time of receipt, less any amount paid for the shares. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to the Company. If the election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the Restricted Stock are subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income, the Company generally will be entitled to a deduction in the same amount.

Generally, upon a sale or other disposition of Restricted Stock with respect to which the holder has recognized ordinary income (i.e. a Section 83(b) election was previously made or the restrictions were previously removed), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder's basis in such shares.

Other Types of Awards
The grant of stock appreciation right will not result in income for the grantee or in a tax deduction for the Company. Upon the settlement of such a right or award, the grantee will recognize ordinary income equal to the aggregate value of the payment received, and the Company generally will be entitled to a tax deduction in the same amount.

THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSAL TO
APPROVE THE AMENDMENT TO THE PLAN.

3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Upon recommendation by the Audit Committee, the Board has appointed
Ernst & Young AB as the independent auditing firm for the Company's fiscal year ending December 31, 1999. The Company has been advised that Ernst & Young AB has no relationship with the Company or its subsidiaries other than that arising from the firm's employment as auditors.

In accordance with a resolution of the Board, this selection is being presented to the stockholders for ratification at the 1999 Annual Meeting. While ratification by stockholders of this appointment is not required by law or the Company's certificate of incorporation or by-laws, management believes that such ratification is desirable. In the event this appointment is not ratified by a majority vote of stockholders, the Board will consider that fact when it appoints independent auditors for the next year.

Ernst & Young AB has been the independent auditing firm for the Company since May 1997. Ernst & Young AB has been the independent auditors for Autoliv AB since 1984. Audit services provided to the Company by Ernst & Young AB during 1998 consisted of the examination of the financial statements of the Company and its subsidiaries for that year and the preparation of various reports based thereon.

Representatives of Ernst & Young AB are expected to be present at the 1999 Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions relating to that firm's examination of the Company's financial statements for 1998.

THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE
APPOINTMENT OF ERNST & YOUNG AB AS THE COMPANY'S INDEPENDENT
AUDITORS.


4. DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

Management does not now intend to bring before the 1999 Annual
Meeting any matters other than those disclosed in the notice of the meeting. Should any matter requiring a vote of the stockholders be properly brought before the meeting by or at the direction of the Board, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in respect of any such matter in accordance with their best judgment.

For business to be properly brought before an annual stockholders meeting by a stockholder, timely advance written notice thereof must be received by the Secretary of the Company at its principal executive offices in accordance with the Company's by-laws, a copy of which may be obtained by written request to the Company's Secretary. No such notices were received for the 1999 Annual Meeting. For the Company's 2000 Annual Stockholders Meeting any such notices must be received by the Company not later than March 7, 2000 and not earlier than February 4, 2000.

STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING
Stockholder proposals intended for inclusion in the proxy statement for the 2000 Annual Stockholders Meeting must be received by the Secretary of the Company at its principal executive offices no later than November 12, 1999.

By Order of the Board

March 12, 1999

Jorgen I. Svensson
Vice President for Legal Affairs,
General Counsel and Secretary
Stockholm, Sweden






Autoliv Inc, Box 70381, SE-107 24 Stockholm, Sweden
World Trade Center, Klarabergsviadukten 70, Section E
Tel: +46 (8) 587 206 00; Fax +46 (8) 24 44 79; Web Site: www.autoliv.com
Investor relations:
Sweden Tel: +46 (8) 587 206 00; Fax +46 (8) 24 44 79
U.S. Tel: +1 (248) 475 04 09; Fax +1 (248) 475 98 31